Exhibit 99.1

CONTACT:	Susan E. Moss
Vice President, Communications
(502) 596-7296

KINDRED HEALTHCARE ANNOUNCES ADDITIONAL CLUSTER MARKET

DEVELOPMENT PLANS AND PROJECT OPENINGS

Company Also Announces HomeCare and Hospice Expansion in Ohio and Massachusetts

LOUISVILLE, Ky. (January 11, 2010) – Kindred Healthcare, Inc. (the “Company”) (NYSE:KND) today announced plans for a replacement hospital, the opening of a new hospital, development of six new hospital-based subacute units and a new transitional care center in several of its key markets in Texas, Florida, California, Ohio, Indiana and Washington. Once completed, these projects will expand the Company’s capacity to provide a continuum of post-acute care by approximately 130 long-term acute care (“LTAC”) hospital beds, approximately 150 subacute beds and approximately 150 skilled nursing beds. In addition, the Company announced development plans for its Peoplefirst HomeCare and Hospice business in Ohio and Massachusetts.

Houston, Texas

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The Company has signed a letter of intent to lease a new freestanding 72-bed LTAC hospital in the Houston market. This hospital will replace the existing Kindred Hospital Bay Area. The Company plans to convert the current Kindred Hospital Bay Area into a subacute facility pending certain regulatory approvals and renovations.

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The new Kindred Hospital Bay Area will feature all private rooms and a 12-bed intensive care unit as well as a large procedure/treatment room. Pending state approval, the Company anticipates opening the new hospital in the second quarter of 2010.

•	In addition, the Company plans to develop a 28-bed co-located hospital-based subacute unit at its 110-bed Kindred Hospital Houston, which is located in the Houston Medical Center.

•	Following the opening of these facilities, the Company will have three hospitals and two subacute units in the Houston market.

Dallas, Texas

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The Company plans to develop a 32-bed co-located hospital-based subacute unit in its existing Kindred Hospital Dallas. The Company anticipates opening this subacute unit in the third quarter of 2011 pending certain regulatory and other approvals.

•	Following the completion of this project, the Company will operate six hospitals and one co-located hospital-based subacute unit in the Dallas-Fort Worth market.

Melbourne, Florida

•	The Company has opened Kindred Hospital Melbourne, a 60-bed freestanding hospital in Melbourne, Florida. This is the Company’s tenth LTAC hospital in Florida.

Southern California

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The Company has opened a 38-bed co-located hospital-based subacute unit within its Kindred Hospital Brea. The Company currently operates seven hospitals and one nursing and rehabilitation center in the Los Angeles-Orange County-Riverside market.

Cleveland, Ohio

•	The Company has entered into an agreement to acquire 108 skilled nursing beds from a regional healthcare provider, pending certain regulatory approvals.

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Pending certain regulatory approvals, the Company plans to transfer 30 of these skilled nursing beds to The Greens Nursing and Rehabilitation Center and 30 skilled nursing beds to an existing co-located hospital-based subacute unit at its Kindred Hospital Cleveland.

•	The Company currently operates two LTAC hospitals, two nursing and rehabilitation centers, one co-located hospital-based subacute unit and an assisted living facility in the Cleveland market.

Indianapolis, Indiana

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The Company intends to open a new 120-bed Transitional Care Center (licensed for skilled nursing care) in Westfield, Indiana, north of Indianapolis. The center will specialize in intensive short-term rehabilitation therapy.

•	Pending certain regulatory approvals, the Company anticipates groundbreaking in the first quarter of 2010 and opening in the first quarter of 2011.

•	The Company currently operates two LTAC hospitals, six nursing and rehabilitation centers and one hospice location in the Indianapolis market.

Seattle, Washington

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The Company plans to convert a previously closed nursing and rehabilitation center in downtown Seattle into a 50-bed LTAC hospital to be renamed Kindred Hospital Seattle at First Hill that also will include a 30-bed co-located hospital-based subacute unit offering transitional care services. The Company expects to open this facility by the third quarter of 2011 after completion of renovations and the receipt of certain regulatory approvals.

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The Company also plans to reconfigure its existing 80-bed Kindred Hospital Seattle into a 30-bed LTAC hospital with a 30-bed co-located hospital-based subacute unit and rename it Kindred Hospital Seattle at Northgate. The Company expects to complete this conversion by the fourth quarter of 2010 after completion of renovations and the receipt of certain regulatory approvals.

•	The Company currently operates two additional nursing and rehabilitation centers in the Seattle market.

Peoplefirst HomeCare and Hospice

The Company also announced that Peoplefirst HomeCare and Hospice has acquired the assets of Acclaim Hospice and Palliative Care with locations in the Columbus and Dayton, Ohio, areas. These locations continue to operate under the Acclaim name and generated revenues of approximately $9 million in 2009.

In addition, Peoplefirst HomeCare and Hospice is developing a new location in the Boston, Massachusetts, area. The Company expects to begin serving patients in this market by March 1, 2010. After the opening of the Boston location, Peoplefirst HomeCare and Hospice will serve five markets – Boston, Columbus, Dayton, Denver and Indianapolis.

Management Commentary

“These projects reflect our commitment to continuing to develop high quality, cost-effective healthcare services in markets that we believe can benefit from the continuum of post-acute care services and clinical expertise provided by Kindred Healthcare,” said Paul J. Diaz, President and Chief Executive Officer of the Company. “These markets are ideal settings in which to expand our service lines, commit capital to our cluster market strategy, and benefit from the increasing collaboration between our Health Services Division, Hospital Division and Peoplefirst Rehabilitation Services. Our cluster market strategy is providing us with new opportunities to share best clinical practices, reduce costs and offer a continuum of care that is beneficial to patients and families and attractive to third party payors.”

New Investor Presentation

In advance of the Company’s previously announced participation at the J.P. Morgan Healthcare Conference on January 13, 2010, the Company has posted a new investor presentation on its website, which is available at http://phx.corporate-ir.net/phoenix.zhtml?c=129959&p=irol-EventDetails&EventId=2660607.

About Kindred Healthcare

Kindred Healthcare, Inc. is a healthcare services company, based in Louisville, Kentucky, with annual revenues of over $4 billion and approximately 54,800 employees in 41 states. At September 30, 2009, Kindred through its subsidiaries provided healthcare services in 654 locations, including 82 long-term acute care hospitals, 222 skilled nursing centers and a contract rehabilitation services business, Peoplefirst rehabilitation services, which served 350 non-affiliated facilities. Ranked first in Fortune magazine’s 2009 Most Admired Companies “Health Care: Medical Facilities” category, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.

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